                                                                    EXHIBIT 99.2


PRESS RELEASE

                        Contact: Bill Foust                Paul Roberts
                                 770-569-4203              770-569-4277


            SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2003 RESULTS
                             AND QUARTERLY DIVIDEND

        NET INCOME OF $7.1 MILLION AND DILUTED EARNINGS PER SHARE OF $.47



Alpharetta, GA, July 31, 2003.

SUMMARY OF RESULTS
(Amounts in Millions, Except Per Share Amounts)

                                           2003                         2002
                                -------------------------    --------------------------
                                Second Quarter       YTD     Second Quarter       YTD

Net Sales                           $141.7         $277.4         $125.5         $247.9
Operating Profit                    $ 10.8         $ 22.9         $ 14.9         $ 30.1
Net Income                          $  7.1         $ 13.6         $  8.3         $ 16.9
Earnings Per Share - Diluted        $  .47         $  .90         $  .54         $ 1.11
Average Shares - Diluted              15.0           15.1           15.4           15.2


Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that second quarter net income was $7.1 million compared with net income of $8.3 million in the second quarter of 2002, a decline of 14 percent. Diluted earnings per share were $.47 compared with diluted earnings per share of $.54 in the prior-year quarter, a 13 percent decrease.

SECOND QUARTER 2003 RESULTS

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, "Schweitzer-Mauduit's financial results for the second quarter of 2003 were unfavorably impacted by increases in wood pulp, purchased energy, labor and nonmanufacturing expenses. In addition, unfavorable changes in currency exchange rates lowered operating profit and contributed to an unfavorable impact in other income. Operating results were also unfavorably impacted by work stoppages in France, primarily to demonstrate hourly employees' sympathy with general strikes over the national pension issues in that country. These negative factors were partially offset by increased sales and production volumes in France, higher average selling prices and a lower effective income tax rate."


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


Net sales were $141.7 million for the quarter compared with $125.5 million in the same period a year ago, an increase of 13 percent. The improvement in net sales was the result of changes in currency exchange rates which contributed $11.5 million of the net sales gain, increased sales volumes which added $3.0 million to the net sales comparison and higher average selling prices that increased net sales by $1.7 million. The favorable impact of changes in currency exchange rates reflected the stronger euro compared with the U.S. dollar, partially offset by the weaker Brazilian real.

Total sales volumes increased by 2 percent for the quarter compared with the second quarter of 2002. Sales volumes in France improved by 3 percent, with gains in all major grades of tobacco-related papers and in reconstituted tobacco leaf products. Sales volumes in the United States improved by 2 percent, primarily attributable to increased sales of commercial and industrial papers. Sales volumes for the Brazilian business declined by 4 percent, with a decrease in the sales of tobacco-related papers.

Operating profit was $10.8 million for the quarter, down $4.1 million or 28 percent from the $14.9 million operating profit for the second quarter of 2002.

The average per ton list price of northern bleached softwood kraft pulp in the United States was $580 per metric ton in the second quarter of 2003 compared with $480 per metric ton in the second quarter of 2002. The increase in per ton wood pulp costs increased the Company's operating expenses by $2.4 million compared with the prior-year quarter. Purchased energy costs increased by $1.1 million compared with the second quarter of 2002, with higher energy costs experienced in each of our business units related primarily to higher natural gas and fuel oil costs.

The work stoppages in France had an unfavorable impact of approximately $1.4 million on second quarter operating profit. During the second quarter of 2002, the Company incurred an unfavorable pre-tax impact of approximately $1 million related to a strike of its hourly employees at its Spotswood, New Jersey paper mill.

Nonmanufacturing expenses were $1.8 million higher than in the prior-year quarter, primarily attributable to an unfavorable translation impact on expenses in the French businesses related to the stronger euro versus the U. S. dollar and inflationary cost increases.

Operating profit for the French businesses was $1.8 million less than in the prior-year quarter as a result of increased wood pulp, purchased energy and labor expenses, the labor stoppages in France, nonmanufacturing costs and currency exchange rate changes. These unfavorable factors were partially offset by increased production and sales volumes and higher average selling prices. Operating profit in Brazil declined by $1.3 million compared with the second quarter of 2002, attributable to lower production and sales volumes and higher wood pulp, purchased energy and nonmanufacturing costs, partially offset by higher average selling prices. Operating profit for the United States was $0.9 million lower than in the second quarter of 2002, with increased wood pulp, purchased energy and labor expenses, while average selling prices were approximately at the prior-year level. Operating profit for the United States was unfavorably impacted by approximately $1 million in the second quarter of 2002 related to the Spotswood mill strike.


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Other income was $1.4 million unfavorable compared with the prior-year quarter, primarily attributable to foreign currency losses related to the impact of changes in the euro and the Brazilian real versus the U.S. dollar on non-local currency denominated assets and liabilities in foreign subsidiaries of the Company. Including the net impacts on operating profit, interest expense, other income, minority interest and income taxes, currency exchange rates had a total unfavorable impact on the second quarter 2003 financial results of approximately $.10 per share compared with the second quarter of 2002.

The effective income tax rate was 12.0 percent for the quarter, compared with
34.3 percent in the second quarter of 2002. The current-year effective income tax rate was lowered by a net reduction in valuation allowances related to deferred income tax assets due to the final settlement in the second quarter of prior-period tax audit assessments in the Company's French operations and changes in estimates of its U.S. income tax situation. This net reduction in valuation allowances reduced the provision for income taxes and increased net income by $1.7 million, or $.11 per share, in the quarter. Excluding this reduction in valuation allowances, the effective income tax rate for the quarter would have been 30.4 percent.

YEAR-TO-DATE RESULTS

Net sales were $277.4 million for the first six months of 2003, a 12 percent increase compared with 2002. Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $21.7 million. Total sales volumes increased by 2 percent compared with the prior year, contributing $6.4 million to the net sales improvement. Sales volumes for the French businesses increased by 4 percent, U.S. sales volumes increased by 2 percent and sales volumes for the Brazilian business declined by 3 percent. Higher average selling prices increased net sales by $1.4 million during the first half of 2003.

Operating profit for the first six months of 2003 totaled $22.9 million, a $7.2 million, or 24 percent, decrease from $30.1 million in the comparable prior-year period. Year-to-date operating profit in 2003 was unfavorably affected by increased wood pulp, purchased energy, labor and nonmanufacturing expenses. These unfavorable factors were partially offset by the impacts of increased sales volumes and higher average selling prices. Other income was $1.6 million unfavorable during the first six months of 2003 compared with the prior-year period as a result of foreign currency losses. The effective income tax rate was
23.9 percent for the first six months of 2003 compared with 34.3 percent for the prior-year period. Excluding the second quarter net reduction in valuation allowances, the effective income tax rate for the first six months of 2003 would have been 32.1 percent.

Year-to-date net income in 2003 was $13.6 million compared with net income of $16.9 million in the first half of 2002. Diluted earnings per share were $0.90 for the first six months of 2003 compared with $1.11 for the prior-year first six months.

CASH FLOW ITEMS AND QUARTERLY DIVIDEND

Capital spending was $15.6 million during the second quarter of 2003 compared with $5.2 million during the prior-year quarter. Year-to-date 2003 capital spending was $27.0 million, compared with $8.1 million for the first six months of 2002. Capital spending for the new reconstituted tobacco leaf production line in France totaled $10.2 million during the second quarter of 2003 and $17.0 million during the first half of the year.


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


During the second quarter of 2003, excellent progress continued on the project to install the new reconstituted tobacco leaf production line at the LTR Industries S.A. mill in Spay, France. In response to market requirements, this project is being accelerated and start-up is anticipated during the fourth quarter of 2003. Capital spending for the new reconstituted tobacco leaf production line is projected to total approximately $60 million in 2003, with a total capital cost of this project of approximately $70 million.

During the second quarter, the Company's new cigarette paper manufacturing strategy was announced. In support of this strategy, $10.5 million of capital will be spent to rebuild an idle cigarette paper machine and supporting equipment at Schweitzer-Mauduit do Brasil and $4.3 million of capital spending will be incurred to rebuild a cigarette paper machine at the Company's Spotswood paper mill. These capital projects will be completed by the end of 2004. The paper machine rebuilds will result in improved product quality and machine productivity and will facilitate the Company's global sourcing of cigarette paper.

Including capital spending necessary to implement the new cigarette paper manufacturing strategy and to install the new reconstituted tobacco leaf production line, the Company's capital spending is expected to be approximately $90 million in 2003 and $35 million in 2004.

During the second quarter of 2003, Schweitzer-Mauduit repurchased 107,600 shares of its common stock for $2.4 million. During the first six months of 2003, 221,700 shares of the Company's common stock were repurchased at a total cost of $5.1 million. The Company is currently reviewing its share repurchase and dividend strategies in light of the recently reduced individual income tax rates on U.S. corporate dividends.

Schweitzer-Mauduit also announced a quarterly stock dividend of $.15 per share. The dividend will be payable on September 15, 2003 to stockholders of record on August 18, 2003.

BUSINESS COMMENTS

Mr. Deitrich added, "Continuing cost pressures contributed to the decline in operating results during the second quarter. Higher wood pulp, purchased energy, labor rate, pension and insurance expenses were incurred by our businesses. We typically experience a lag in our ability to recover such cost increases.

"The Company did not have significant production or sales of reduced ignition propensity cigarette paper during the second quarter as cigarette manufacturers have not yet finalized their plans for the use of this product. On June 30, 2003, the State of New York filed a Notice of Continuation to delay action on reduced ignition propensity cigarettes for up to six months. We understand that the New York Secretary of State is working to file a Notice of Rule Change as quickly as possible to finalize fire safety standards for cigarettes. These standards will be implemented 180 days after they are issued. Our expectation is that this may result in increased sales of reduced ignition propensity cigarette papers beginning in the second or third quarter of 2004. We continue our efforts to support our customers' plans and requirements for banded and print banded cigarette papers used to meet these anticipated fire safety standards for cigarettes.

"The Company's financial results for the second half of 2003 are expected to improve compared with the Company's first half performance. Per ton wood pulp costs are expected to be lower in the third quarter than in the second quarter of the year. The work stoppages experienced in France during the second quarter are not expected to reoccur. Selective price increases are being implemented in the third quarter and improved mill operations are expected. With the start-up of


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

the new reconstituted tobacco leaf capacity now planned for the fourth quarter, the additional profit contribution projected from added reconstituted tobacco leaf sales volumes in that quarter is expected to more than offset anticipated pre-operating and start-up costs to be incurred in the second half of the year. However, several cost pressures are expected to continue during the second half of 2003, compared with the comparable prior-year period. Accordingly, we are now expecting diluted earnings per share for 2003 to be in the range of $2.05 to $2.15.

"We continue to consider 2003 a transition year for Schweitzer-Mauduit. The increase in reconstituted tobacco leaf production capacity, the new cigarette paper manufacturing strategy and increased sales of reduced ignition propensity cigarette paper are expected to benefit 2004 and subsequent periods."

Schweitzer-Mauduit will hold a conference call to review second quarter 2003 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 31, 2003. The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,300 people worldwide, with operations in the United States, France, Brazil and Canada. For further information, please visit the Company's Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements," generally identified by phrases such as the Company "expects" or "anticipates" or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based on information currently available to the Company and are based upon management's expectations and beliefs concerning future events and factors impacting the Company, including sales and production volumes, selling prices, mill operations, downtime and start-up costs, banded and print banded cigarette paper sales volumes, pulp, energy, pension and insurance expenses and capital spending. There can be no assurances that such factors or future events will occur as anticipated or that the Company's results will be as estimated. Many factors outside the control of the Company could also impact the realization of such estimates. Such factors are discussed in more detail in the Company's latest filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.


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

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


     Unaudited                                               2003            2002             Change
-----------------------------------------------------------------------------------------------------
Net Sales                                               $      141.7    $      125.5     +     12.9%
Cost of products sold                                          116.8            98.3     +     18.8
                                                        ------------    ------------
Gross Profit                                                    24.9            27.2     -      8.5
Selling expense                                                  5.7             5.1     +     11.8
Research expense                                                 2.2             1.6     +     37.5
General expense                                                  6.2             5.6     +     10.7
                                                        ------------    ------------
Operating Profit                                                10.8            14.9     -     27.5
Interest expense                                                 0.6             1.0     -     40.0
Other income, net                                               (1.0)            0.4           N.M.
                                                        ------------    ------------
Income Before Income Taxes and
     Minority Interest                                           9.2            14.3     -     35.7
Provision for income taxes (See Note 1)                          1.1             4.9     -     77.6
                                                        ------------    ------------
Income Before Minority Interest                                  8.1             9.4     -     13.8
Minority interest in earnings of subsidiaries                    1.0             1.1     -      9.1
                                                        ------------    ------------
Net Income                                              $        7.1    $        8.3     -     14.5%
                                                        ============    ============

Net Income Per Share:
     Basic                                              $       0.48    $       0.56     -     14.3%
                                                        ============    ============

     Diluted                                            $       0.47    $       0.54     -     13.0%
                                                        ============    ============



Dividends Declared Per Share                            $       0.15    $       0.15
                                                        ============    ============


Average Common Shares Outstanding:
     Basic                                                14,721,300      14,850,200
                                                        ============    ============

     Diluted, including Common Share Equivalents          15,035,500      15,357,500
                                                        ============    ============


N.M. - Not Meaningful

See Note to Unaudited Financial Summaries


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
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Unaudited                                                   2003           2002           Change
-------------------------------------------------------------------------------------------------------
Net Sales                                                     $    277.4     $    247.9        + 11.9%
Cost of products sold                                              227.1          193.5        + 17.4
                                                              ----------     ----------
Gross Profit                                                        50.3           54.4        -  7.5
Selling expense                                                     11.1            9.9        + 12.1
Research expense                                                     4.2            3.5        + 20.0
General expense                                                     12.1           10.9        + 11.0
                                                              ----------     ----------
Operating Profit                                                    22.9           30.1        - 23.9
Interest expense                                                     1.3            2.1        - 38.1
Other income, net                                                   (0.7)           0.9          N.M.
                                                              ----------     ----------
Income Before Income Taxes and
     Minority Interest                                              20.9           28.9        - 27.7
Provision for income taxes (See Note 1)                              5.0            9.9        - 49.5
                                                              ----------     ----------
Income Before Minority Interest                                     15.9           19.0        - 16.3
Minority interest in earnings of subsidiaries                        2.3            2.1        +  9.5
                                                              ----------     ----------
Net Income                                                    $     13.6     $     16.9        - 19.5%
                                                              ==========     ==========

Net Income Per Share:
     Basic                                                    $     0.92     $     1.14        - 19.3%
                                                              ==========     ==========

     Diluted                                                  $     0.90     $     1.11        - 18.9%
                                                              ==========     ==========


Dividends Declared Per Share                                  $     0.30     $     0.30
                                                              ==========     ==========

Average Common Shares Outstanding:
     Basic                                                    14,784,500     14,820,500
                                                              ==========     ==========

     Diluted, including Common Share Equivalents              15,115,800     15,243,500
                                                              ==========     ==========


N.M. - Not Meaningful

See Note to Unaudited Financial Summaries


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
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

                                                         June 30,   December 31,
     Unaudited                                             2003         2002
--------------------------------------------------------------------------------
       ASSETS
Cash and cash equivalents                                $   6.7      $  15.3
Accounts receivable                                         83.0         69.4
Inventories                                                 75.3         74.1
Other current assets                                        12.4          7.5
Net property, plant and equipment                          339.3        307.3
Deferred charges and other assets                           20.4         17.6
                                                         -------      -------
       Total Assets                                      $ 537.1      $ 491.2
                                                         =======      =======

       LIABILITIES & STOCKHOLDERS' EQUITY
Short-term debt and current
   portion of long-term debt                             $  19.7      $   9.9
Other current liabilities                                  113.4        108.1
Long-term debt                                              52.8         37.4
Noncurrent deferred income tax liabilities                  21.2         17.0
Noncurrent deferred revenue                                 45.3         48.0
Noncurrent pension and other postretirement benefits        45.2         47.3
Other noncurrent liabilities                                13.8         12.6
Minority interest                                            6.4         13.4
Stockholders' equity                                       219.3        197.5
                                                         -------      -------
       Total Liabilities and Stockholders' Equity        $ 537.1      $ 491.2
                                                         =======      =======

SCHWEITZER-MAUDUIT INTERNATIONAL, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

     Unaudited                                             2003         2002
------------------------------------------------------------------------------
Net income                                               $  13.6      $  16.9
Depreciation and amortization                               14.6         13.0
Amortization of deferred revenue                            (2.8)        (2.7)
Deferred income tax provision                                0.9          5.5
Minority interest in earnings of subsidiaries                2.3          2.1
Other items                                                 (1.5)         1.3
Net changes in operating working capital                   (13.7)       (22.6)
                                                         -------      -------
       Cash Provided by Operations                          13.4         13.5
                                                         -------      -------

Capital spending                                           (27.0)        (8.1)
Capitalized software costs                                  (1.7)        (0.6)
Other investing                                              3.3         (1.0)
                                                         -------      -------
       Cash Used for Investing                             (25.4)        (9.7)
                                                         -------      -------

Cash dividends paid to SWM stockholders                     (4.5)        (4.5)
Cash dividends paid to minority owners                     (10.4)          --
Purchases of treasury stock                                 (5.1)          --
Changes in debt                                             23.1        (46.2)
Other financing                                              0.3          1.8
                                                         -------      -------
       Cash Provided by (Used for) Financing                 3.4        (48.9)
                                                         -------      -------

Decrease in Cash and Cash Equivalents                    $  (8.6)     $ (45.1)
                                                         =======      =======


See Note to Unaudited Financial Summaries


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
                     SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
                      NOTE TO UNAUDITED FINANCIAL SUMMARIES

(1) In the second quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets. These adjustments were recorded as a result of changes in the Company's expectations as to the realization of such assets due to the final settlement in the second quarter of prior-period tax audit assessments in the Company's French operations and changes in estimates of its U.S. income tax situation. The net of these adjustments reduced the provision for income taxes, benefiting second quarter net income by $1.7 million, or $.11 per share.


                                       ###